Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the prospectus constituting a part of this Registration Statement on Form S-1/A, of our report dated March 31, 2011, relating to the consolidated financial statements of CytoSorbents Corporation (a development stage company) as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended and the cumulative period from January 22, 1997 (date of inception) to December 31, 2010, which are contained in that prospectus. We also hereby consent to the reference to us under the heading “Experts” in such Registration Statement.

Our report contains an explanatory paragraph regarding CytoSorbents Corporation’s ability to continue as a going concern.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC
New Brunswick, New Jersey
January 20, 2012